Exhibit 4.5

Execution Version

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE TERMS OF THIS WARRANT.

LIGHTING SCIENCE GROUP CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: PG2	Number of Shares: 5,000,000
Issuance Date: February 19, 2014

THIS CERTIFIES THAT, for value received, Pegasus Capital Partners V, L.P. or its Affiliates and successors (the “Holder”) is entitled to purchase from Lighting Science Group Corporation, a Delaware corporation (the “Company”), at any time and from time to time during the applicable Warrant Exercise Period (defined below) at the Exercise Price (defined below) up to five million (5,000,000) fully paid nonassessable shares of Common Stock (defined below) (the “Warrant Shares”), all subject to adjustment and upon the terms and conditions provided herein. This Warrant is being issued to the Holder in connection with that certain Guaranty, by Pegasus Capital Partners IV, L.P. and Pegasus Capital Partners V, L.P., in favor of Agent (the “Sponsor Guaranty”) given in connection with the Company’s entry into that certain Term Loan Agreement, by and among Medley Capital Corporation, as administrative agent, the lenders party thereto and the Company, as borrower (the “Term Loan”).

Section 1. Definitions.

The following terms as used in this Warrant have the following meanings:

(a)	“Acquiring Entity” has the meaning attributed to it in Section 8(a).

(b)	“Adjustment Price” means, as of the applicable date of determination, the lower of (i) the Exercise Price then in effect or (ii) the then current Fair Market Value (after applying a discount of 10% thereto) per share of Common Stock.

(c)	“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(d)	“Agreement” has the meaning attributed to it in the preamble of this Warrant.

(e)	“Business Day” means any day other than Saturday, Sunday or federal holiday.

(f)	“Cheap Stock Issued” has the meaning attributed to it in Section 7(c).

(g)	“Change of Control” means (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company (other than pursuant to a joint venture arrangement or other transaction in which the Company, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another entity or a general partnership); (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (ii) solely as a result of the disposition by a stockholder of the Company to an Affiliate of such stockholder); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company (other than the acquisition by a person or “group” that is an Affiliate of or Affiliated with a person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Company); (e) the replacement of a majority of the Company’s Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

(h)	“Charter Amendment Effective Date” means the effective date of filing with the Secretary of State of the State of Delaware of the contemplated amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to such number as shall be sufficient to permit the reservation in full of shares of Common Stock underlying all of the Company’s then outstanding Derivative Securities.

(i)	“Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

(j)	“Delivery Date” has the meaning attributed to it in Section 2(c).

(k)	“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)	“Exercise Date” has the meaning attributed to it in Section 2(c).

(n)	“Exercise Documents” has the meaning attributed to it in Section 2(c).

(o)	“Exercise Notice” has the meaning attributed to it in Section 2(a).

(p)	“Exercise Price” is equal to $0.50, subject to adjustment as set forth in this Warrant.

(q)	“Fair Market Value” with respect to Common Stock means the VWAP of the Common Stock for the thirty days preceding the issuance of such shares of Common Stock, or Derivative Securities.

(r)	“Issuance Date” means February 19, 2014.

(s)	“Ownership Ratio” has the meaning attributed to it in Section 7(c).

(t)	“Payment” has the meaning attributed to it in Section 2(a).

(u)	“Person” means a natural person or entity, or a government or any division, department or agency thereof.

(v)	“Registration Rights Agreement” has the meaning attributed to it in Section 9.

(w)	“Securities Act” means the Securities Act of 1933, as amended.

(x)	“Subscription Agreements” has the meaning attributed to it in Section 7(d).

(y)	“Trading Market” has the meaning attributed to it in Section 7(c).

(z)	“VWAP” has the meaning attributed to it in Section 7(c).

(aa)	“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(bb)	“Warrant Exercise Period” means the period beginning at 12:01 a.m. on the Charter Amendment Effective Date and ending at 11:59 p.m. on February 19, 2024.

(cc)	“Warrant Shares” has the meaning attributed to it in the preamble of this Warrant.

Section 2. Exercise of Warrant.

(a) This Warrant may be exercised for Warrant Shares, in whole or in part, by the Holder registered on the books of the Company at any time during the Warrant Exercise Period. Any exercise of this Warrant shall be effected by:

(i) delivery of a written notice, in the form attached as Exhibit A (the “Exercise Notice”), of Holder’s election to exercise this Warrant, specifying the number of Warrant Shares to be purchased;

(ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased, in cash or by wire transfer of immediately available funds (the foregoing methods of payment, including any combination of such methods, referred to herein as the “Payment”); and

(iii) the surrender at the principal office of the Company or to a nationally recognized courier for overnight delivery to the Company, simultaneously with or as soon as practicable following the delivery of the Exercise Notice and the Payment, of this Warrant (or a customary indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction).

(b) In lieu of or in addition to exercising this Warrant and making the Payment in cash or by wire transfer pursuant to Section 2(a)(ii), the Holder may elect to make the Payment by means of receiving shares of Common Stock equal to the value of this Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

S = WS * ((FMV – E) / FMV)

where:

S	equals the number of shares of Common Stock to be issued as Warrant Shares to the Holder;

WS	means, as of any date, the number of Warrant Shares purchase (or portion thereof) under this Warrant that are being exercised at the applicable date of determination;

FMV	means, as of any date, the Fair Market Value per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

E	means the Exercise Price.

(c) The Company shall, not later than the fifth Business Day (the “Delivery Date”) following receipt of an Exercise Notice, the Payment and this Warrant or such indemnification (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its permitted designee, for the number of shares of Common Stock to which the Holder is entitled. Upon delivery of the Exercise Notice and the Payment (the “Exercise Date”), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(d) Unless the rights represented by this Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to exercise, less the number purchased.

Section 3. Representations, Warranties, Covenants and Agreements. The Company hereby represents, warrants, covenants and agrees, as applicable, as follows:

(a) This Warrant is, and any Warrants issued in substitution for or in replacement of this Warrant upon issuance will be, duly authorized, executed and delivered.

(b) All Warrant Shares issuable upon exercise of this Warrant will be duly authorized, and upon issuance will be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free from all liens (which term does not include any restrictions imposed by applicable securities laws) and charges with respect to the issue thereof.

(c) During the Warrant Exercise Period, the Company will at all times have authorized and reserved for issuance and delivery upon exercise of the Warrant at least the number of shares of Common Stock needed to provide for the exercise in full of the rights then represented by this Warrant.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of the Warrants.

(e) The Company will ensure that the Warrant Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

Section 4. Warrant Holder Not Deemed a Stockholder. Nothing contained in this Warrant shall be construed to (a) grant the Holder any rights to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the Warrant Shares.

Section 5. Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. If Holder cannot make such representations because they would be factually incorrect, it shall be a condition to Holder’s exercise of this Warrant that the Company receives such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any federal or state securities laws. The Company shall not be penalized or disadvantaged by the Holder’s inability to exercise this Warrant due to its inability to make the required representations in connection with the exercise of this Warrant.

Section 6. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee who has acquired this Warrant in accordance with applicable law and the terms of this Warrant. The Company may treat the Person in whose name this Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant may not be transferred or assigned except to an Affiliate or a successor of the Holder or in connection with a transfer by the Holder of all or any portion of its obligations pursuant to the Sponsor Guranty in which case this Warrant may be transferred or assigned to any transferee(s) of such Sponsor Guaranty. Subject to the terms of this Section 6, upon surrender of this Warrant to the Company at its principal office or at the office of its transfer agent, if any, with the Assignment Form annexed hereto as Exhibit B duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the transferee evidencing the portion of the Warrant certificate so transferred and a new Warrant certificate evidencing the remaining portion of the Warrant certificate not so transferred, if any, shall be issued to the transferring Holder. The delivery of the new Warrant certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant certificate. Subject to the terms of this Section 6, this Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Warrant Holder hereof.

(c) Warrant Shares may only be offered, sold, transferred or assigned in compliance with applicable federal and state law.

Section 7. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Stock Splits. If the Company subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Stock Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in shares of Common Stock or Derivative Securities, the number of Warrant Shares will be proportionately increased and the Exercise Price in effect immediately prior to the declaration of the dividend or distribution will be reduced to the quotient obtained by dividing (i) the number of shares of Common Stock outstanding immediately prior to the declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after the declaration.

(c) Issuance of Common Stock Below Adjustment Price. Subject to the provisions of Section 7(d) hereof, if the Company shall issue or sell shares of Common Stock, or Derivative Securities containing the right to subscribe for or purchase shares of Common Stock, to an Affiliate or controlling Person of the Company at a price per share (determined, in the case of such Derivative Securities, by dividing (A) the total amount receivable by the Company in consideration of the issuance and sale of such Derivative Securities, plus the total consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such Derivative Securities) that is lower than the Adjustment Price in effect immediately prior to such sale or issuance, then (1) the number of Warrant Shares thereafter issuable upon the exercise of this Warrant shall be increased by adding the number of Warrant Shares theretofore issuable upon exercise of this Warrant to the product of (x) the Cheap Stock Issued (defined below), multiplied by (y) the Ownership Ratio (defined below); and (2) the Exercise Price shall be reduced by multiplying the then current Exercise Price by a fraction of which, the numerator shall be the number of Warrant Shares issuable immediately prior to such sale or issuance and the denominator of which shall be the number of Warrant Shares issuable after adjustment pursuant to clause (1), above. Such adjustment shall be made successively whenever any such sale or issuance is made.

“Cheap Stock Issued” shall be the number of additional shares of Common Stock issued by the Company as described above minus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so issued would purchase at the Adjustment Price per share of Common Stock.

“Fair Market Value” shall be equal the average VWAP of the Common Stock for the thirty days preceding the issuance of such shares of Common Stock, or Derivative Securities.

“Ownership Ratio” shall be a fraction, the numerator of which shall be the number of Warrant Shares prior to such time issuable upon exercise of this Warrant, and the denominator of which shall be the number of shares of Common Stock then outstanding on the date of issuance or sale of such shares of Common Stock or such Derivative Securities. For purposes of such adjustments, the shares of Common Stock which the holder of any such Derivative Securities shall be entitled to subscribe for or purchase (assuming the exercise or conversion of any such Derivative Securities for cash (not on a “cashless” basis)) shall be deemed to be issued and outstanding as of the date of the sale and issuance of the rights, warrants or convertible or exchangeable securities.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(d) Section 7(c) shall not apply to: securities or Derivative Securities issued or issuable to Affiliates or controlling Persons of the Company (i) who are employees, officers, directors, consultants or other service providers of the Company pursuant to a plan or agreement approved by the board of directors, including the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, (ii) to settle the Company’s directors’ fees, (iii) pursuant to the exercise or conversion or exchange of Derivative Securities, restricted stock, or other derivative instruments of the Company, (iv) as a dividend on preferred stock of the Company, (v) pursuant to an acquisition of shares or assets of a target company at a value not less than the fair market value as determined by the board of directors of the Company acting in good faith, (vi) in connection with a strategic commercial agreement or commercial relationship at a value not less than the fair market value as determined by the board of directors of the Company acting in good faith, (vii) pursuant to the right of the Company to issue securities in Subsequent Offerings (as such term is defined in each of the Series J Subscriptions Agreements, dated as of January 3, 2013, by and between the Company and each of LSGC Holdings II LLC, PCA LSG Holdings, LLC, RW LSG Holdings LLC, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP (collectively, the “Subscription Agreements”), (viii) pursuant to the Rights Offering (as such term is defined in each of the Subscription Agreements) or (ix) pursuant to the exercise of any preemptive rights arising from the issuance of securities contemplated by the Subscription Agreements or by that certain Preferred Stock Subscription Agreement, dated as of September 11, 2013, by and between the Company, LSGC Holdings II LLC, PCA LSG Holdings, LLC and RW LSG Holdings LLC.

Section 8. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale. Upon the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Change of Control, the Company will secure from the Person purchasing the assets or the successor resulting from the Change of Control (in each case, the “Acquiring Entity”) a written agreement to deliver to the Holder, in exchange for this Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder. Prior to the consummation of any other Change of Control, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets that would have been issued or payable in the Change of Control with respect to or in exchange for the number of Warrant Shares that would have been acquirable as of the date of the Change of Control.

Section 9. Registration Rights Agreement. The Company and the Holder (or an Affiliate thereof) are parties to that certain Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, as further amended as of May 25, 2012 (the “Registration Rights Agreement”), and the Company hereby acknowledges and affirms that the Holder and its Affiliates shall have all rights set forth in the Registration Rights Agreement.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking reasonably satisfactory to the Company (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by fax or email transmittal (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, fax numbers and email addresses for communications shall be:

If to the Company:

Lighting Science Group Corporation

Attention: Thomas C. Shields, Chief Financial Officer

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Tel: (321) 779-5520

Fax: (321) 779-5521

Email: tom.shields@lsgc.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Tel: (214) 651-5273

Fax: (214) 200-0534

Attention: Ryan R. Cox, Esq.

Email: ryan.cox@haynesboone.com

If to the Holder:

Pegasus Capital Partners V, L.P.

c/o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attention: Steven Wacaster

Tel: (212) 710-2509

Email: swacaster@pcalp.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Jeffrey Kochian

Tel: (212) 872-8069

Fax: (212) 872-1002

Email: jkochian@akingump.com

Each party shall provide five days’ prior written notice to the other party of any change in address or fax number or email address. Written confirmation of receipt (A) given by the recipient of any notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s fax machine or computer containing the time, date, recipient fax number or email address and an image of the first page of the fax transmission or the content of the email, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt.

Section 12. Amendment and Waiver. This Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

Section 13. Governing Law. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

Section 14. Restrictive Legends. At all times this Warrant, and until such time as a registration statement has been declared effective by the U.S. Securities and Exchange Commission or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities that can then be immediately sold, certificates for any Warrant Shares will, in addition to any legend required under applicable securities law, bear a restrictive legend substantially in the form set forth on the first page of this Warrant.

***

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of February 19, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer